Exhibit 9

JOINT FILING AGREEMENT

This joint filing agreement is made and entered into as of this 16th day of April, 2026, among Hiroshi Mikitani, Rakuten Mobile, Inc. and Rakuten Group, Inc.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Forms 3, 4, or 5 or Schedules 13D or 13G, and any and all amendments thereto and any other documents relating thereto (collectively, the “Filings”) as required to be filed pursuant to the Securities Exchange Act of 1934, as amended. The parties to this Agreement further agree and covenant that each will fully cooperate with such other parties in the preparation, timely filing, and delivery of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Date: April 16, 2026

By:	/s/ Hiroshi Mikitani
Name:	Hiroshi Mikitani

Rakuten Mobile, Inc.

By:	/s/ Atsushi Maeda
Name:	Atsushi Maeda
Director, Executive Vice President and Chief Financial Officer

Rakuten Group, Inc.

By:	/s/ Kentaro Hyakuno
Name:	Kentaro Hyakuno
Representative Director, Group Senior Executive Vice President